Exhibit 10.1

ZOE'S KITCHEN, INC.
SEVERANCE AGREEMENT

This Severance Agreement (this "Agreement") dated as of September 25, 2015 (the "Effective Date"), between Zoe's Kitchen, Inc., a Delaware corporation (the "Company"), and Sunil Doshi (the "Employee").

WHEREAS, the Employee and the Company are currently parties to that certain employment offer letter entered into in connection with Employee’s commencement of employment with the Company (the "Offer Letter");

WHEREAS, the Employee shall serve as Chief Financial Officer ("CFO") of the Company; and,

WHEREAS, the Company intends to provide certain severance rights to Employee in accordance with the terms of the Offer Letter and, as condition to accepting employment with the Company, the Employee hereby agrees to accept the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. TERM OF AGREEMENT. This Agreement shall commence on Employee’s first day of employment with the Company and shall terminate automatically without further notice upon the Company’s Board of Directors (or Compensation Committee thereof) adopting a new severance policy or agreement applicable to the CFO, provided, however, that any such terms of the new severance policy or agreement shall have economic terms no less favorable to Employee in any material respect than the economic terms stated herein. Nothing herein shall modify the at-will nature of the Employee’s employment relationship with the Company.

2. TERMINATION. The Employee's employment with the Company may terminate upon the first of any of the following to occur:
(a)DISABILITY. Upon ten (10) days' prior written notice by the Company to the Employee of a termination due to Disability. For purposes of this Agreement, "Disability" shall be defined as the inability of the Employee to have performed the Employee's material duties hereunder after reasonable accommodation due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any three hundred sixty-five (365)-day period as determined by the Board in its reasonable discretion.
(b)DEATH. Automatically upon the date of death of the Employee.
(c)CAUSE. Immediately upon written notice by the Company to the Employee of a termination for Cause. "Cause" shall mean:
(i)neglect of the Employee's reasonable duties to the Company and its direct and indirect subsidiaries (collectively, the "Company Group") (for a reason other than illness or incapacity);
(ii)the disregard, violation or breach of any written policies of the Company Group which causes other than immaterial loss, damage or injury to the property or reputation of the Company Group;
(iii)the Employee's conduct which the Company, in its good faith discretion, determines would cause the Company Group material public disgrace, disrepute or economic harm;
(iv)the Employee's commission of a felony, an intentional tort (excluding any tort relating to a motor vehicle) or an act of fraud or misrepresentation;
(v)the Employee's breach of any fiduciary duty, gross negligence or willful misconduct with respect to the Company Group, or
(vi)the Employee's material breach of any agreement with the Company Group.
No such determination of "Cause" shall be made until the Employee has been given written notice detailing the specific Cause event and a period of ten (10) business days following receipt of such notice to cure such event (if susceptible to cure) to the reasonable satisfaction of the Company. Notwithstanding anything to the contrary contained herein, the Employee's right to cure as set forth in the preceding sentence shall not apply if there are habitual or repeated breaches by the Employee.
(d)WITHOUT CAUSE. Immediately upon written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability).
(e)GOOD REASON. Upon written notice by the Employee to the Company of a termination for Good Reason.

Exhibit 10.1

"Good Reason" shall mean the occurrence of any of the following events, without the express written consent of the Employee, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Employee to the Company of the occurrence of one of the reasons set forth below:
(i)material diminution in the Employee's then applicable base salary or bonus opportunity, other than pursuant to and consistent with across-the-board reductions of base salary or bonus opportunities applicable to all senior executives of the Company;
(ii)material diminution in the Employee's duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law);
(iii)relocation of the Employee's primary work location by more than fifty (50) miles from its then current location; or,
(iv)any action or inaction that constitutes a material breach by the Company of this Agreement.
The Employee shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ten (10) days after the Employee knows (or should have known) of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company's thirty (30)-day cure period described above. Otherwise, any claim of such circumstances as "Good Reason" shall be deemed irrevocably waived by the Employee.
(f) WITHOUT GOOD REASON. Upon ten (10) days' prior written notice by the Employee to the Company of the Employee's voluntary termination of employment for any reason without Good Reason or for any other termination not referenced above (which the Company may, in its sole discretion, make effective earlier than any notice date referenced herein)(collectively, “Without Good Reason”).
3. CONSEQUENCES OF TERMINATION.
(a)DEATH. In the event that the Employee's employment and the Employment Term ends on account of the Employee's death, the Employee or the Employee's estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 3(a)(i) through 3(a)(iii) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):
(i)any earned and unpaid base salary through the date of termination;
(ii)reimbursement for any unreimbursed business expenses incurred through the date of termination;
(iii)any accrued but unused vacation time in accordance with Company policies and applicable law; and,
(iv)all other accrued and vested payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 3(a)(i) through 3(a)(iv) hereof shall be hereafter referred to as the "Accrued Benefits").
In addition, the Employee shall be eligible to receive any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination.
(b)DISABILITY. In the event that the Employee's employment ends on account of the Employee's Disability, the Company shall pay or provide the Employee with the Accrued Benefits. In addition, the Employee shall be eligible to receive any annual bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination.
(c)TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Employee's employment is terminated (i) by the Company for Cause, or (ii) Without Good Reason, then the Company shall pay to the Employee the Accrued Benefits.
(d)TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Employee's
employment by the Company is terminated (i) by the Company other than for Cause, or (ii) by the Employee for Good Reason, the Company shall pay or provide the Employee with the following, subject to the provisions of Sections 5 and 6 hereof:
(i)the Accrued Benefits;
(ii)an amount equal to the Employee's monthly base salary rate (but not as an employee), paid monthly for a period of twelve (12) months following such termination; provided that to the extent that the payment of any amount constitutes "nonqualified deferred compensation" for purposes of Code Section 409A (as defined in Section 16 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. Notwithstanding the foregoing, following the termination date until the end of the twelve (12) month period following the date of termination, the Employee shall use the Employee's best efforts to obtain employment or consulting work. However, the amounts payable pursuant to this Section 3(d)(ii) shall not be reduced in the event the Employee is successful in obtaining employment or consulting work during said twelve (12) month period;

Exhibit 10.1

(iii)subject to (A) the Employee's timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), (B) the Employee's continued copayment of premiums at the same level and cost to the Employee as if the Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee's ability to pay premiums with pre-tax dollars), and (C) continued compliance with the obligations in Section 6, continued participation in the Company's group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee (and the Employee's eligible dependents) for a period of twelve (12) months, provided that the Employee is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Employee obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 2(d)(iii) shall immediately cease upon obtaining such benefits. Notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 3(d)(iii) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and,
(iv)a pro-rata portion of the Employee's bonus for the fiscal year in which the Employee's termination occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Employee is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company.
Payments and benefits provided in this Section 3(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

4. EXCLUSIVE REMEDY. The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Section 3 hereof shall be in full and complete satisfaction of the Employee's rights under this Agreement and any other claims that the Employee may have in respect of the Employee's employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee's sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee's employment hereunder or any breach of this Agreement.

5. RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company (and does not revoke) a general release of claims in favor of the Company in the form reasonably prepared by Company counsel. Such release shall be required to be executed and delivered (and no longer subject to revocation, if applicable) by Employee to the Company within thirty (30) days following termination.

6. COOPERATION. In connection with any termination of the Employee's employment with the Company, the Employee agrees to assist the Company, as reasonably requested by the Company, in its succession planning efforts to facilitate a smooth transition of the Employee's job responsibilities to the Employee's successor. Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee's employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee's employment with the Company (collectively, the "Claims"). The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Employee (other than in connection with any litigation or other proceeding in which the Employee is a party-in-opposition) with respect to matters the Employee believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Employee shall not communicate with anyone (other than the Employee's attorneys and tax and/or financial advisors and except to the extent that the Employee determines in good faith is necessary in connection with the performance of the Employee's duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company's counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 6. To receive the benefits and payments referenced in Section 3 hereof, Employee shall continue to comply with any Company policies and agreements to which Employee

Exhibit 10.1

is subject post-termination of employment.

7. EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company Group's remedies at law for a breach of any of the provisions of Section 6 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company Group, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages. In the event of a violation by the Employee of Section 6 hereof, any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Employee shall be immediately repaid to the Company.

8. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 8 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.
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9. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Employee:
At the address (or to the facsimile number) shown in the books and records of the Company.

If to the Company:
Zoe's Kitchen, Inc.
5760 State Highway 121
Suite 250
Plano, Texas 75024
Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

11. SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

12. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement or the Employee's employment with the Company, other than injunctive relief under Section 7 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in the location where the Company's principal business offices are located in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal

Exhibit 10.1

fees and expenses, and (b) the arbitration costs shall be borne equally by the Employee and the Company.

14. GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas (without regard to its choice of law provisions).

15. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at) the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

16. TAXES.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(b) SECTION 409A COMPLIANCE.
(i)The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A.
(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that · is considered nonqualified deferred compensation under Code Section 409A payable on account of a "separation from service," such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Employee, and (B) the date of the Employee's death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 16(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)To the extent that reimbursements or other in-kind benefits under this Agreement constitute "nonqualified deferred compensation" for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(iv)For purposes of Code Section 409A, the Employee's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(v)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes "nonqualified deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

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Exhibit 10.1

IN WITNESS WHEREOF, the undersigned parties agree to this Severance Agreement as of the date first set forth above.

Zoe's Kitchen, Inc.

/s/ Kevin Miles	/s/ Sunil Doshi
Kevin Miles	Sunil Doshi
CEO and President